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                                                                  EXHIBIT (b)(2)

                            WINSLOEW FURNITURE, INC.
                      ACTUAL FOR 1998 AND FORECAST FOR 1999

                                                     ACTUAL           FCST            PROJ            PROJ             PROJ
                                                      1998            1999            2000            2001             2002
                                                   ---------       ---------       ---------        ---------        ---------
Net Sales                                          $ 141,360       $ 157,314       $ 169,113        $ 181,796        $ 195,431
Cost of Sales                                         87,232          98,135         105,495          113,100          121,350
                                                   ---------       ---------       ---------        ---------        ---------
Gross Margin                                          54,128          59,179          63,617           68,696           74,081
Selling, general and administrative expenses          23,124          25,859          27,400           29,500           31,750
Amortization                                           1,122           1,266           1,266            1,266            1,266
                                                   ---------       ---------       ---------        ---------        ---------
Operating income                                      29,882          32,054          34,951           37,930           41,065
Interest expense, net                                    635             810            (100)            (750)          (1,250)
                                                   ---------       ---------       ---------        ---------        ---------
Pre tax income                                        29,247          31,244          35,051           38,680           42,315
Income taxes                                          10,947          11,873          13,300           14,700           18,080
                                                   ---------       ---------       ---------        ---------        ---------
Net income                                            18,300          19,371          21,751           23,980           26,235
                                                   =========       =========       =========        =========        =========
Weighted average shares                                7,624           7,454           7,500            7,500            7,500
                                                   =========       =========       =========        =========        =========
Earnings per share                                 $    2.40       $    2.60       $    2.90        $    3.20        $    3.50
                                                   =========       =========       =========        =========        =========

                 NOTE: THE ABOVE AMOUNTS INCLUDE SOUTHERN WOOD.